EXHIBIT 99.2

Supplemental Information

Press Release titled “Schlumberger to sell SchlumbergerSema Businesses”

September 22nd, 2003

A)	SchlumbergerSema Transaction

Q1)	Please explain the terms of the transaction. Does it include all of SchlumbergerSema? Is there any debt included in the transaction?

Schlumberger will receive €400 million in cash and 19.3 million shares of stock, which represent approximately 29% of the issued share capital of Atos Origin (Paris Euronext Premier Marché:ATO). The transaction price assumes that this is a cash-free / debt-free deal.

The transaction includes the majority of the businesses of SchlumbergerSema. However Schlumberger will retain Business Continuity operations, Infodata and telecom products, which are being considered as possible candidates for divestiture. Additionally Schlumberger will retain the activity of IT Services for the Oil and Gas industry. In addition to the activities mentioned above, Schlumberger will also retain the operations that provide connectivity with the upstream oil and gas business. These activities are key to the deployment of end-to-end information solutions.

Q2)	Why Atos Origin?

A consolidation of the IT Services industry is taking place in Europe. Schlumberger carefully considered a number of options and decided that this transaction presented a favorable combination of opportunity and value for our shareholders.

Q3)	What was the revenue level and the net operating income of the SchlumbergerSema businesses sold to Atos Orgin?

Revenue was approximately $1.3 billion and net operating income was $6 million for the first 6 months of 2003.

Q4)	Looking at this transaction – you will be taking a 29% stake in one of the largest IT Services companies in Europe – are you really exiting the IT services industry?

Schlumberger wishes to focus more sharply on its core upstream oilfield services activities. It has not changed its view that information technology deployment will be a critical enabler within those businesses but does not believe that it needs to directly manage those services. Our plan is to lower our ownership to 19% in Atos Origin.

Q5)	Will Schlumberger be represented on the Board of Directors of Atos Origin?

Yes, and our representation will be commensurate with the Schlumberger shareholding level.

Q6)	Why now? Why not wait to sell SchlumbergerSema when market conditions may be more favorable?

The over capacity in the IT Services industry, particularly in Europe, is driving a period of consolidation. Schlumberger wishes to take a leadership position in such consolidation and the sale to Atos Orgin presents a favorable combination of value and opportunity. Furthermore it allows Schlumberger management to focus on its main franchise.

Q7)	How many employees are involved in the transaction?

Approximately 21,500 people will be transferred to Atos Origin.

B)	Schlumberger Focus

Q8)	How will Schlumberger look post-Sema?

Schlumberger will be organized in two continuing business segments, Schlumberger Oilfield Services and WesternGeco – a joint venture with Baker Hughes. Other businesses, which are being considered for divestiture, will be reported in Other segment.

Q9)	What is Schlumberger’s focus now?

As oil and gas reservoirs deplete, and their performance declines, the need for technology to sustain and grow production will increase. As the leading supplier of technology to the E&P industry, Schlumberger believes that it has excellent prospect for growth, which will vary geographically and in type of activity and technology.

Q10)	You have always stated that you select divestitures based on whether they are core or non-core to your long-term strategy — are you now indicating that IT services is not part of this?

The core focus of Schlumberger is on oilfield services. Deployment of information technologies will be critical to the industry in the future and Schlumberger intends to take a leadership role in that deployment for its customers.

Q11)	How does this sale impact the ‘realtime reservoir management’ vision set out in 1996? Are you still able to provide customers with this?

The company possesses the key domain knowledge, both in oil and gas E&P and in information technology to pursue the concept of real-time reservoir management.

Q12)	With the remaining parts of the business is your goal still to be the leader in IT services in the oil and gas industry?

Schlumberger maintains its goal to grow its IT solutions business in the E&P industry.

C)	Schlumberger Financials

Q13)	How much proceeds does Schlumberger expect from the sale of the businesses identified for disposal?

The value of the businesses identified for disposal is subject to market conditions. Those businesses had a total combined revenue of approximately $700 million for the first six months of the year.

Q14)	Will there be further charges related to the debt refinancing?

No. It was announced at the end of the second quarter that a further charge will be taken in the third quarter relative to the retirement of the Schlumberger bonds issued in 2001. The long-term advantage of this far outweighs the short-term charge.

Q15)	How will you account for the investment in Atos Origin?

In accordance with US GAAP, Schlumberger will use the equity method of accounting until we lower our ownership in Atos Origin to 19% or less and there is no other significant financial interest in Atos Origin. We will then use the cost value method of accounting.

Q16)	What is the cash impact of the charges?

There is no direct cash impact resulting from the write-down of multiclient library. The $86 million charge related to the extinguishment of the European debt is all cash.

Q17)	Will this transaction result in a gain or a loss?

Based upon the information presently available, the net carrying value of the assets to be sold to Atos are not impaired. Accordingly, there will be no charge recorded in the third quarter. However, the divestiture is subject to certain conditions and the proceeds in US dollars from this transaction will vary depending upon the currency exchange, the Atos Origin stock price on the closing date and to contractual adjustments to net assets and working capital.

Q18)	What is the plan for the Other activities that you separated in December?

There has been no change in the company’s intention to consider divestiture of those activities identified in December 2002. The company has already sold its NPTest and Verification System businesses, has announced the sale of its North American electricity meter activity subject to Hart-Scott-Rodino antitrust regulations and is in advanced negotiation on eCity parking terminal operation.

Q19)	Do you plan any overhead reduction in Schlumberger subsequent to the divestiture of SchlumbergerSema?

In light of the new dimension of the company, Schlumberger will pursue its efforts to accurately match the overhead resources to the overall needs of operating the business.

D)	WesternGeco

Q20)	What prompted WesternGeco to take an impairment now?

We consider this action necessary given the sustained unprofitable market conditions that exist and that we expect to prevail in the foreseeable future. The WesternGeco operating loss in the quarter before the charges is estimated to be in the range of $22 million to $25 million after tax on a 100% basis. This estimate reflects a significant reduction in multiclient sales partly offset by a lower multiclient amortization charge in the quarter following the multiclient library impairment charge mentioned in the press release.

Q21)	What is the short to medium term outlook for the industry?

We expect the conventional seismic market to remain under pressure for the foreseeable future. We are encouraged by positive customer reaction to our suite of Q-Reservoir services and expect growth in this segment. We do not expect the multiclient sales market to recover until there is a balance of supply and demand.

Q22)	Will there be any other charges in the third quarter?

In addition to the multiclient library impairment charge, WesternGeco will also record a charge of $54 million (100%) after tax to reflect further rationalization of the marine seismic fleet. The Schlumberger share of this charge is $38 million.

During the quarter, Schlumberger completed the sale of a drilling rig and the gain on sale is approximately $30 million.

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Disclaimer

This question and answer document, the related press release entitled “Schlumberger to Sell SchlumbergerSema Businesses” and our other statements contain forward looking statements, which include any statements that are not historical facts, such as our expectations regarding business outlook; growth prospects in various markets; conditions in the oilfield service business; the satisfaction of the conditions to closing and the completion of the sale, as well as the timing of subsequent dispositions of Atos Origin shares; our ability to complete and benefits to be derived from other divestitures; our ability to achieve growth objectives in IT solutions to upstream E & P business and prospects for recovery in the seismic market. These statements involve risks and uncertainties, including the extent and timing of a rebound in the global economy; changes in spending by customers; future activity levels; issues affecting obtaining shareholder approval and regulatory consents, including whether regulators will condition their consent on the taking of other action; employee information and consultation issues; general economic and business conditions in key regions of the world; and other factors detailed in our second quarter 2003 earnings release, our most recent Forms 10-K and 10-Q and other filings with the Securities and Exchange Commission. If one or more of these risks or uncertainties materialize (or the consequences of such a development changes), or should underlying assumptions prove incorrect, actual outcomes may vary materially from those forecasted or expected. We disclaim any intention or obligation to update publicly or revise such statements, whether as a result of new information, future events or otherwise.